Exhibit 11.  Computation of Net Income (Loss) Per Share.

                   TRANSTECH INDUSTRIES, INC.
        COMPUTATION OF NET INCOME (LOSS) PER COMMON SHARE
                                       For the Nine Months Ended
                                              September 30,
BASIC:                                      1998        1997
Weighted Average Common Shares
  Outstanding                            2,829,190    2,829,090
Net Income (Loss)                        $(675,000) $(1,826,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.24)       $(.65)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,829,190    2,829,090
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,829,190    2,829,090
Net Income (Loss)                        $(675,000) $(1,826,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.24)       $(.65)


                                       For the Three Months Ended
                                              September 30,
BASIC:                                      1998        1997
Weighted Average Common Shares
  Outstanding                            2,829,190    2,829,090
Net Income (Loss)                        $(163,000)   $(570,000)
Basic Net Income (Loss)
  Per Common Share:
Net Income (Loss) per share                  $(.06)       $(.20)

DILUTED:
Weighted Average Common
    Shares  Outstanding                  2,829,190    2,829,090
Dilutive Stock Options Based
  Upon the Treasury Stock
  Method                                        -            -
                                         2,829,190    2,829,090
Net Income (Loss)                        $(163,000)   $(570,000)
Diluted Net Income (Loss)
  Per Common Share:
Net Income (Loss) Per Share                  $(.06)       $(.20)